[Thompson Hine Letterhead]





December 28, 2001

AmeriPrime Advisors Trust
1793 Kingwood Drive
Southlake, Texas 76092

        Re: AmeriPrime Advisors Trust, File Nos. 333-85083 and 811-09541

Gentlemen:

         A legal opinion that we prepared was filed with Post-Effective Amendment No. 28 to the AmeriPrime Advisors Trust Registration Statement (the "Legal Opinion"). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 29 to the Registration Statement (the "Amendment"), and consent to all references to us in the Amendment.

                                                              Very truly yours,

                                                                  /s/

                                                              Thompson Hine LLP
Phone  513.352.6546  Fax   513.241.4771